Exhibit 99.1

September 2, 2016

Western Uranium Corporation Announces Final Closing of US$1.4 million Non-Brokered Private Placement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to announce a final closing of the non-brokered private placement (the “Private Placement”), announced in a news release dated June 29, 2016. An initial closing was announced on August 19, 2016. A total of 1,078,458 units (the ”Units”) have been issued by the Company for gross proceeds of US$1,423,618, which remains subject to final regulatory approval.

The Company issued the Private Placement Units at a price of $1.70 per Unit. Each Unit consists of one common share of the Company ("Share") plus one (1) common share purchase warrant of the Company (each whole such warrant, a “Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of Cdn$2.80 for a period of 5 years following the Closing Date of the Private Placement.

The Warrants contain a provision that if the Company’s shares trade at or above Cdn$4.25 per share for 15 consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days’ written notice by the Company.

Securities issued pursuant to the Private Placement shall be subject to a six (6) month plus one (1) day statutory hold period for both Canadian resident investors and for United States investors. The statutory hold period will be calculated separately for the Shares issued at the respective August 19, 2016 and September 2, 2016 closings. In connection with the Private Placement, the Company paid a total of CAD$20,224 in cash to three (3) finders for services.

The Company intends to use the net proceeds from the Private Placement to pay the costs of the Company's acquisition of Black Range Minerals Limited, to fund the development of the Company's Ablation Technology, to fund mine production preparation and for working capital purposes.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium company focused on the near-term production of uranium and vanadium in the western United States.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com